Exhibit 99.1

CROWDGATHER ANNOUNCES CORPORATE RESTRUCTURING TO FOCUS ON CANNABIS AND PUBLISHING ASSETS

•	Sale of Plaor gaming subsidiary for $3.5M; 43% reduction in corporate debt; and fixed price conversion of remaining convertible debt

CALABASAS, CA. April 20, 2016— Specialty Cannabis and consumer publishing network, CrowdGather, Inc. (OTCQB:CRWG), today announced a corporate restructuring including the recent sale of CrowdGather’s gaming subsidiary, Plaor, Inc, as well as an agreement with the Company’s creditor, Iconic Holdings wherein they will begin a negotiated conversion at a fixed price of $0.01 per share in order to allow the Company the opportunity to complete an equity financing at the same price over the coming period. As part of any proposed financing, CrowdGather’s CEO may also convert up to $240,000 of money he lent the company last April at similar terms as long as the total of any such financing not exceed $1 million in aggregate.

Total consideration offered for the purchase of Plaor by Native Games America, LLC was $3,500,000 in aggregate including cash, debt and liability assumption as well as deferred payments. The terms of the sale included an upfront cash payment of $200,000, the assumption of approximately $1,800,000 of CrowdGather debt, assumption of approximately $500,000 of Plaor liabilities, and deferred payments totaling nearly $1,000,000 beginning twelve months following the closing of the sale. Immediately prior to closing, CrowdGather held approximately $2,600,000 net intangible asset value and $1,800,000 of goodwill related to the purchase of Plaor.  As a result we expect to record a loss of approximately $900,000 related to this transaction.

With the sale of Plaor, the company has initially reduced its debt by approximately $2,300,000 or 43% of total liabilities. The Company’s indebtedness will be further reduced through additional payments of just under $1 million which CrowdGather will receive in payments beginning after one year. In the event Iconic Holdings elects to convert the entire note into the company’s common stock, the company stands to further reduce its liabilities by approximately $350,000, including notes payable, interest, and the derivative liability related to the variable conversion feature of the note.

“Since the inception of CrowdGather,” said Company Chairman and CEO, Sanjay Sabnani. “We have built up and been forced to divest two businesses that we built to record levels of revenue. First our social media assets in the forum space, then with this sale of Plaor, we have sold our gaming business. Along the way however, we have acquired a significant expertise on both the digital asset acquisition and sale side, but also in user acquisition for sites, apps, and games. Now with our remaining forum assets including WeedTracker.com, we intend to apply all of our experience- transactional and digital- towards creating a dynamic operating company in the cannabis sector. We are anticipating significant operating losses from our remaining business in the near term, but cost cutting measures over the past few years has significantly reduced out net cash expenses. Our goal will be to push as hard as we can to achieve break even by the end of the year if we can cost effectively acquire capital.

Sabnani continued, “The problem we faced in our focus on the forum sector was market risk. We did not have the resources to determine macro and microeconomic trends that might impact the growth of our various vertical communities. While our automotive sites may have received increased traffic during a particular time period, other sites aimed at other verticals might have had downtrends. This made forecasting and investing very difficult. Now, by focusing on the cannabis sector as a concentrated vertical, we believe we can apply our skills without being dampened by short term market volatility. This is a long term play which will require for us to complete a successful equity financing round, but we believe that the opportunity is massive and achievable for CrowdGather.”

About CrowdGather, Inc.

CrowdGather, Inc. is an investor, acquirer, operator and owner of digital assets in the consumer and cannabis sectors. In 2016, CrowdGather intends to launch a crowdfunding portal at CrowdGather to assist cannabis and digital startups in procuring financing. The Company’s online publishing network is anchored by DIY community builder, Yuku.com while its cannabis holdings include long standing online communities WeedTracker and RapMusic.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy. Words such as “expects,”“will,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; general economic, industry and market sector conditions; the ability to generate increased revenues from the Company’s forums; the ability to obtain additional financing; the ability to manage the Company's growth; the ability to develop and market new technologies to respond to rapid technological changes; competitive factors in the market(s) in which the Company operates; and other events, factors and risks disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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For additional information, please contact:
Investor Contact:	Sanjay Sabnani
Phone: 818-435-2472 x 101
Email: sanjay@crowdgather.com